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                                                                      EXHIBIT 11




                          CONSULIER ENGINEERING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                           PRIMARY AND FULLY DILUTED

                        Three Months Ended      Six Months Ended
                             June  30,              June 30,
                         1996       1995        1996       1995
                         ---------------        ---------------
Net income           $  265,338 $  309,720  $  531,924 $  479,448
                     ========== ==========  ========== ==========

Shares used in
    computation:


Weighted average
    number of
    common shares
    outstanding       2,502,046  2,552,346   2,502,046  2,552,346

Common stock
   equivalents
   from assumed
   issuances using
   the treasury
   stock method -

Stock options and
   warrants              19,069    149,759      18,063    154,864
                         ------    -------      ------    -------
Primary and fully
   diluted earnings
   per share          2,521,077  2,672,105   2,520,109  2,677,210
                     ========== ==========  ========== ==========

Primary and fully
   diluted earnings
   per share         $      .11 $      .12  $      .21 $      .18
                     ========== ==========  ========== ==========